Exhibit 10.1

SNYDER’S-LANCE, INC.

COMPENSATION DEFERRAL PLAN

(as amended and restated effective January 1, 2012)

1.	Name:

This plan shall be known as the “Snyder’s-Lance, Inc. Compensation Deferral Plan” (the “Plan”).

2.	Purpose and Intent:

Snyder’s-Lance, Inc. (formerly, Lance, Inc.) (the “Corporation”) established the Plan for the purposes of (i) providing certain employees with the opportunity to defer payment of a portion of base salary and certain annual incentives and (ii) providing benefits to certain employees whose benefits under the Savings Plan are adversely affected by the limitations of Sections 401(a)(17) and 415 of the Code. The Corporation is hereby amending and restating the Plan effective as of January 1, 2012 (the “Restatement Date”) to reflect certain design changes in connection with changes in the design and administration of the Savings Plan and to otherwise meet current needs. It is the intent of the Corporation that amounts deferred under the Plan shall not be taxable to the employee for income tax purposes until the time actually received by the employee. The provisions of the Plan shall be construed and interpreted to effectuate that intent.

3.	Definitions:

For purposes of the Plan, the following terms have the following meanings:

“Account” means the account established and maintained on the books of the Corporation to record a Participant’s interest under the Plan attributable to amounts credited to the Participant pursuant to the Plan.

“Annual Incentive Award” means, with respect to a Participant, any annual incentive award payable to the Participant pursuant to any incentive compensation plan of a Participating Employer approved for purposes of this Plan by the Plan Administrator, provided such annual incentive award is payable prior to the date of the Participant’s Termination of Employment. However, if a Participant first becomes eligible to participate in the Plan after the beginning of a Plan Year, the Annual Incentive Award for such first year of eligibility shall be the pro-rated portion of the total Annual Incentive Award payable for that Plan Year that is attributable to the Participant’s service with the Participating Employers rendered after the date the Participant makes a deferral election for that Plan Year to the extent required by Section 409A of the Code.

“Beneficiary” means any person or trust designated by a Participant in accordance with procedures adopted by the Plan Administrator to receive the Participant’s Account in the event of the Participant’s death. If the Participant does not designate a Beneficiary, the Participant’s Beneficiary is his or her spouse, or if not then living, his or her estate.

“CEO” means the Chief Executive Officer of the Corporation.

“Class Year Deferrals” means the deferrals under Paragraph 5(b) of a Participant’s base salary for the Plan Year plus the deferral of any portion of the Participant’s Annual Incentive Award earned for services rendered during the Plan Year, including any related adjustments for deemed investments in accordance with Paragraph 5(e) below. Deferrals of base salary and Annual Incentive Awards for a Plan Year may be established by the Plan Administrator as separate Class Year Deferrals at the time deferral elections are made.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes any valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

“Compensation Committee” means the committee of individuals who are serving from time to time as the Compensation Committee of the Board of Directors of the Corporation.

“Eligible Employee” means an Employee designated as an Eligible Employee pursuant to Paragraph 5(a).

“Employee” means an individual employed by a Participating Employer.

“Participant” means an Eligible Employee who has elected to defer compensation under the Plan as provided in Paragraph 5(b) or has received restoration credits to his Account pursuant to Paragraph 5(c).

“Participating Employer” means the Corporation and any other incorporated or unincorporated trade or business that adopts the Plan.

“Payment Sub-Account” means a portion of a Participant’s Account established by the Plan Administrator to facilitate the administration of distributions under the Plan, including without limitation Payment Sub-Accounts representing (i) each separate set of Class Year Deferrals and (ii) restoration credits under Paragraph 5(c) below.

“Plan Administrator” means the person or entity designated as the “Plan Administrator” by the Compensation Committee.

“Plan Year” means the calendar year.

“Profit-Sharing Restoration Credit” means the profit-sharing contribution restoration credits as defined in Paragraph 5(c).

“Savings Plan” means the defined contribution profit-sharing plan maintained by the Corporation known as the “Snyder’s-Lance, Inc. Retirement Savings Plan,” as amended from time to time.

“Termination of Employment” means a Participant’s “separation from service” with the Participating Employers within the meaning of Section 409A of the Code and any related administrative policies of the Corporation.

4.	Administration:

The Plan Administrator shall be responsible for administering the Plan. The Plan Administrator shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Plan Administrator shall have the power to construe and interpret the Plan and to determine all questions that arise thereunder. The Plan Administrator shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Plan Administrator may appoint any agents that it deems necessary for the effective performance of its duties, and may delegate to those agents those powers and duties that the Plan Administrator deems expedient or appropriate that are not inconsistent with the intent of the Plan. All decisions of the CEO, the Plan Administrator and the Compensation Committee upon all matters within the scope of his or its authority shall be made in the CEO’s, Plan Administrator’s or Compensation Committee’s sole discretion and shall be final and conclusive on all persons, except to the extent otherwise provided by law.

5.	Eligibility, Deferrals and Account Adjustments:

(a) Eligibility. For each Plan Year, (i) the Compensation Committee shall designate which Employees who are “named executive officers” in the Corporation’s annual proxy statement shall be Eligible Employees for the Plan Year, and (ii) the CEO shall designate which Employees other than the “named executive officers” shall be Eligible Employees for the Plan Year; provided, however, that the determination of Eligible Employees shall be made consistent with the requirement that the Plan be a “top hat” plan for purposes of the Employee Retirement Income Security Act of 1974, as amended. An Employee designated as an Eligible Employee with respect to one Plan Year need not be designated as an Eligible Employee for any subsequent Plan Year.

(b) Elections to Defer. A person who is an Eligible Employee for a Plan Year may elect to defer from one percent (1%) to sixty percent (60%), in one percent (1%) increments, of the Eligible Employee’s base salary for the Plan Year. In addition, the Eligible Employee may elect to defer from one percent (1%) to ninety percent (90%), in one percent (1%) increments, of the Eligible Employee’s Annual Incentive Award for the Plan Year. Elections to defer base salary or Annual Incentive Awards for a Plan Year must be made before the first day of the Plan Year; provided, however, that (A) a newly hired or promoted Eligible Employee who first becomes eligible to participate in the Plan after the start of a Plan Year may make a deferral election within thirty (30) days after first becoming eligible to participate in the Plan if and to the extent so notified by the Plan Administrator in its discretion; and (B) if the Plan Administrator determines that Annual Incentive Awards qualify as “performance-based compensation” under Section 409A of the Code, the Plan Administrator may in its discretion permit deferral elections to be made as late as June 30 of the Plan Year in accordance with and subject to the requirements of Section 409A of the Code. All elections made under this Paragraph 5(b) shall be made in writing on a form, or pursuant to other non-written procedures, as may be prescribed from time to time by the Plan Administrator and shall be irrevocable for the Plan Year. An election to defer made by an Eligible Employee with respect to any base salary or Annual Incentive Award payable for a Plan Year shall not automatically apply with respect to any base salary or Annual Incentive Award payable for any subsequent Plan Year. Amounts deferred under the Plan shall not be taken into account for purposes of determining contributions or allocations under the Savings Plan.

(c) Restoration Credits for 2011 Plan Year. For the 2011 Plan Year, the Accounts for certain Eligible Employees (who were previously authorized to receive restoration credits) shall be credited with an amount (the “Profit-Sharing Restoration Credit”) equal to the excess, if any, of:

(A)

the aggregate amount of the “Profit-Sharing Contribution” that would have been allocated to the Participant’s “Individual Account” under the Savings Plan for the 2011 Plan Year had (i) the limitation imposed by Section 415 of the Code not been in effect, (ii) had the amount of the Participant’s compensation used in calculating the amount of said Profit-Sharing Contribution so allocated to said account under the terms of the Savings Plan not been limited by Section 401(a)(17) of the Code, and (iii) had the Participant’s compensation for such purpose included the amounts, if any, deferred by the Participant under this Plan, over

(B)	the amount of the “Profit-Sharing Contribution” actually allocated to the Participant’s “Individual Account” under the Savings Plan for the 2011 Plan Year.

No Profit-Sharing Restoration Credits shall be credited to the Plan for any Plan Years beginning on or after the Restatement Date.

(d) Establishment of Accounts. A Participating Employer shall establish and maintain on its books an Account for each Participant employed by the Participating Employer. Each Account shall be designated by the name of the Participant for whom established. The amount of any base salary or Annual Incentive Award deferred by a Participant pursuant to Paragraph 5(b) shall be credited to the Participant’s Account as of the date the base salary or Annual Incentive Award would have otherwise been paid to the Participant. The amount of any Profit-Sharing Restoration Credit shall be credited to the Participant’s Account pursuant to Paragraph 5(c) as of the date such amounts would have been allocated to the Participant’s “Individual Account” under the Savings Plan.

(e) Account Adjustments for Deemed Investments. The Plan Administrator shall from time to time designate one or more investment vehicle(s) in which the Accounts of Participants shall be deemed to be invested. The investment vehicle(s) may be designated by reference to the investments available under other plans sponsored by a Participating Employer. Each Participant may designate the investment vehicle(s) in which his or her Account shall be deemed to be invested according to the procedures developed by the Plan Administrator, except as otherwise required by the terms of the Plan. No Participating Employer shall be under an obligation to acquire or invest in any of the deemed investment vehicle(s), and any acquisition of or investment in a deemed investment vehicle by a Participating Employer shall be made in the name of the Participating Employer and shall remain the sole property of the Participating Employer. The Plan Administrator shall also establish from time to time a default investment vehicle into which a Participant’s Account shall be deemed to be invested if the Eligible Employee fails to provide investment instructions to the Plan Administrator. Account adjustments shall be applied pro rata among a Participant’s various Payment Sub-Accounts.

(f) Timing of Adjustments. The adjustments to Accounts for deemed investments as provided in Paragraph 5(e) shall be made from time to time at such intervals as determined by the Plan Administrator. The Plan Administrator may determine the frequency of account adjustments by reference to the frequency of Account adjustments under another plan sponsored by a Participating Employer. The amount of the adjustment shall equal the amount that the Participant’s Account would have earned (or lost) for the period since the last adjustment had the Account actually been invested in the deemed investment vehicle(s) designated by the Participant for the period.

(g) Statements of Account. Each Participant shall receive an annual statement of the Participant’s Account balance.

6.	Distribution Provisions:

(a) Class Year Payment Elections. A Participant shall elect the form of payment that shall apply to the Payment Sub-Account comprised of the Class Year Deferrals for each Plan Year. The payment election shall be made coincident with the deferral elections under Paragraph 5(b) above for such Plan Year and shall apply to the entire Payment Sub-Account for such Class Year Deferrals. The available forms of payment shall be as follows:

(i)	Payment Following Termination of Employment. The Participant may elect to have the applicable Payment Sub-Account paid in either of the following two methods following Termination of Employment:

Lump Sum: The balance of the applicable Payment Sub-Account shall be payable in a single cash payment on or as soon as administratively practicable (but not more than 75 days) after the beginning of the seventh month following the Participant’s Termination of Employment with the Participating Employers.

Installments: The balance of the applicable Payment Sub-Account shall be payable in annual installments over a period of years selected by the Participant not to exceed ten (10) commencing on or as soon as administratively practicable (but not more than 75 days) after the beginning of the seventh month following the Participant’s Termination of Employment with the Participating Employers.

The Payment Sub-Account shall be paid under the “Lump Sum” provisions above if the Participant fails to make an election under this clause (i).

(ii)

Payment at a Fixed Date Before Termination of Employment. The Participant may elect to have the applicable Payment Sub-Account paid in a single cash payment on or as soon as administratively practicable (but not more than 75 days) after the first day of the calendar month and calendar year indicated in the election; provided, however, that (A) such calendar year shall be no earlier than the second calendar year after the applicable Plan Year to which the Payment Sub-Account relates and (B) if the Participant has a Termination of Employment prior to the elected date, the payment method applicable under clause (i) above with respect to that Payment Sub-Account shall apply.

(b) Payment Provisions for Restoration Credits. Notwithstanding any provision herein to the contrary, the Payment Sub-Account comprised of Profit-Sharing Restoration Credits shall be payable in a single cash payment on or as soon as administratively practicable (but not more than 75 days) after the beginning of the seventh month following the Participant’s Termination of Employment with the Participating Employers; provided, however, that if the Participant made an installment payment election with respect to the Payment Sub-Account comprised of Profit-Sharing Restoration Credits prior to the Restatement Date, such prior payment election shall control.

(c) Subsequent Changes to Payment Elections. A Participant may change the timing of the fixed date payment elected under Paragraph 6(a)(ii) above with respect to a Payment Sub-Account only if (i) such election is made at least twelve (12) months prior to the date the payment of the Payment Sub-Account would have otherwise commenced, and (ii) the effect of such election is to defer the specified fixed date for such payment by at least five (5) years (i.e., such election will not change the requirement that the Payment Sub-Account be paid earlier due to Termination of Employment occurring before the applicable fixed date).

(d) Default Lump Sum Payment. Notwithstanding any provision herein to the contrary, a Participant’s entire Account balance shall be payable in a single cash payment on or as soon as administratively practicable (but not more than 75 days) after the beginning of the seventh month following the Participant’s Termination of Employment with the Participating Employers if, as of the Participant’s date of Termination of Employment with the Participating Employers, the amount of the Participant’s Account balance equals Twenty Thousand Dollars ($20,000) or less. This provision shall not apply to Payment Sub-Accounts for Class Year Deferrals elected for Plan Years beginning on or after the Restatement Date.

(e) Installments. If amounts are payable to a Participant in the form of annual installments, the first annual installment shall be paid commencing per the applicable election set forth in Paragraph 6(a)(i) above, and each subsequent annual installment shall be paid on or about the anniversary of the first installment. The amount payable on each payment date shall be equal to the balance of the applicable Payment Sub-Account on the applicable payment date divided by the number of remaining installments (including the installment then payable).

(f) Death. If a Participant dies after having commenced installment payments, any remaining unpaid installment payments shall be paid to the Participant’s Beneficiary as and when they would have otherwise been paid to the Participant had the Participant not died. If a Participant terminates employment due to death, the Participant’s Account shall be payable to the Participant’s Beneficiary commencing as soon as administratively practicable after the Participant’s death in a single cash payment.

(g) Withdrawals on Account of an Unforeseeable Emergency. A Participant who is in active service with a Participating Employer may, if permitted by the Plan Administrator, receive a refund of all or any part of the amounts previously credited to the Participant’s Account in the case of an “unforeseeable emergency.” A Participant requesting a payment pursuant to this Paragraph 6(g) shall have the burden of proof of establishing, to the Plan Administrator’s satisfaction, the existence of an “unforeseeable emergency,” and the amount of the payment needed to satisfy the same. In that regard, the Participant must provide the Plan Administrator with such financial data and information as the Plan Administrator may request. If the Plan Administrator determines that a payment should be made to a Participant under this Paragraph 6(g), the payment shall be made within a reasonable time after the Plan Administrator’s determination of the existence of the “unforeseeable emergency” and the amount of payment so needed. As used herein, the term “unforeseeable emergency” means a severe financial hardship to a Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that constitute an “unforeseeable emergency” shall depend upon the facts of each case, but, in any case, payment may not be made to the extent that the hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. Examples of what are not considered to be “unforeseeable emergencies” include the need to send a Participant’s child to college or the desire to purchase a home. Withdrawals of amounts because of an “unforeseeable emergency” may not exceed an amount reasonably needed to satisfy the emergency need.

(h) Other Payment Provisions. To be effective, any elections under this Paragraph 6 shall be made on such form, at such time and pursuant to such procedures as determined by the

Plan Administrator in its sole discretion from time to time. Any deferral or payment hereunder shall be subject to applicable payroll and withholding taxes. In the event any amount becomes payable under the provisions of the Plan to a Participant, Beneficiary or other person who is a minor or an incompetent, whether or not declared incompetent by a court, such amount may be paid directly to the minor or incompetent person or to such person’s fiduciary (or attorney-in-fact in the case of an incompetent) as the Plan Administrator, in its sole discretion, may decide, and the Plan Administrator shall not be liable to any person for any such decision or any payment pursuant thereto.

7.	Amendment, Modification and Termination of the Plan:

The Compensation Committee shall have the right and power at any time and from time to time to amend the Plan in whole or in part and at any time to terminate the Plan; provided, however, that no amendment or termination may reduce the amount actually credited to a Participant’s Account on the date of the amendment or termination, or further defer the due dates for the payment of the amounts, without the consent of the affected Participant. Notwithstanding any provision of the Plan to the contrary but subject to the requirements of Section 409A of the Code, in connection with any termination of the Plan the Compensation Committee shall have the authority to cause the Accounts of all Participants (and Beneficiaries of any deceased Participants) to be paid in a single cash payment as of a date determined by the Compensation Committee or to otherwise accelerate the payment of all Accounts in such manner as the Compensation Committee determines in its discretion.

8.	Claims Procedures:

Claims for benefits under the Plan shall be addressed pursuant to the claims procedures applicable under the Savings Plan. Any decision pursuant to such claims procedures shall be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law.

9.	Indemnity of Plan Administrator:

The Participating Employers shall indemnify and hold harmless the Plan Administrator and any Employee to whom the duties of the Plan Administrator may be delegated from and against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the Plan Administrator or any such Employee.

10.	Applicable Law:

The Plan shall be governed and construed in accordance with the laws of the State of North Carolina, except to the extent such laws are preempted by the laws of the United States of America.

11.	Compliance With Section 409A of the Code

The Plan is intended to comply with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with this intent.

12.	Limited Effect Of Restatement

Notwithstanding anything to the contrary contained in the Plan, to the extent permitted by the Employee Retirement Income Security Act of 1974 and the Code, this instrument shall not affect the availability, amount, form or method of payment of benefits originally deferred for Plan Years beginning before the Restatement Date, said availability, amount, form or method of payment of benefits, if any, to be determined in accordance with the applicable provisions of the Plan as in effect prior to the Restatement Date.

13.	Miscellaneous:

A Participant’s rights and interests under the Plan may not be assigned or transferred by the Participant. In that regard, no part of any amounts credited or payable hereunder shall, prior to actual payment, (i) be subject to seizure, attachment, garnishment or sequestration for the payment of debts, judgments, alimony or separate maintenance owed by the Participant or any other person, (ii) be transferable by operation of law in the event of the Participant’s or any person’s bankruptcy or insolvency or (iii) be transferable to a spouse as a result of a property settlement or otherwise. The Plan shall be an unsecured and unfunded arrangement. To the extent the Participant acquires a right to receive payments from the Participating Employers under the Plan, the right shall be no greater than the right of any unsecured general creditor of the Participating Employers. Nothing contained herein may be deemed to create a trust of any kind or any fiduciary relationship between a Participating Employer and any Participant. Designation as an Eligible Employee or Participant in the Plan shall not entitle or be deemed to entitle the person to continued employment with the Participating Employers. The Plan shall be binding on the Corporation and any successor in interest of the Corporation.

APPROVED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF THE CORPORATION ON DECEMBER 7, 2011.